Exhibit 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Investor Relations:
Cara O’Brien/Melissa Myron
Media: Melissa Merrill
Financial Dynamics
(212) 850-5600

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD
FIRST QUARTER RESULTS
~ Operating Income Increases 18% ~
~ Net Income Increases 13% ~

     ROCHESTER, N.Y. – July 14, 2005 – Monro Muffler Brake, Inc. (Nasdaq: MNRO) a leading provider of automotive undercar repair and tire services, today announced record financial results for the first quarter ended June 25, 2005.

     Sales increased 8.3% to a record $94.6 million from $87.3 million last year. Comparable store sales increased 1.7% and new stores contributed $7.0 million. The sales gain was led by an approximate 7% increase in the comparable store maintenance service category, including oil changes, and 6% growth in comparable store tire sales. The Company opened two new stores during the quarter and closed three stores, ending the quarter with 625 stores.

     Gross margin expanded 60 basis points to 43.0% from 42.4%, reflecting improved purchasing power and the Company’s ability to sustain recently implemented price increases. Selling, general, and administrative expenses, as a percentage of sales, declined to 28.4% compared to 28.9% last year primarily due to fixed cost leverage. Taken together, the above factors contributed to a 17.5% increase in operating income and a 110 basis point improvement in operating margin compared to last year. Net income increased 13.2% to a record $7.7 million compared to $6.8 million last year. Earnings per diluted share grew 10.6% to $.52, in line with the Company’s previous estimate, versus $.47 last year. This increase was achieved in spite of diluted shares outstanding increasing by approximately 350,000 due to the timing of the Henderson Holdings acquisition and the recent effect of the stock price appreciation on outstanding options.

     Robert G. Gross, President and Chief Executive Officer, commented, “We completed a very solid quarter during which we again produced record top and bottom line results, despite a decrease in comparable store sales in May. Importantly, we were able to significantly improve our operating margin even with an increase of the lower margin maintenance service and tire categories in our overall sales mix. Our record results and margin improvements were driven by excellent execution from our entire team, which has successfully integrated our recent tire store acquisitions, continued to execute our strategy to drive store traffic and maintained our industry leading customer service.

     “While May proved to be a challenging month for us and most retailers, our business rebounded in June and the positive sales trend has accelerated into July. As such, we remain comfortable with our previously stated expectations for annual sales to be between $375 million and $385 million (not including anticipated future acquisitions) and earnings per diluted share to be in the range of $1.52 to $1.60. For the second quarter, we currently anticipate earnings per diluted share will be between $0.51 and $0.55 compared to $0.45 last year.”

     Mr. Gross concluded, “We remain committed to growing our business through attractively-priced acquisitions that expand our store base, fill in our existing markets, and increase our profitability. We continue to see good opportunities in the marketplace to complete such acquisitions, and we are better positioned to complete these transactions under the highly favorable terms of the new revolving credit facility that we announced today.”

     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 626 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.

     Certain statements made above may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve uncertainties, which may cause the Company’s actual results in future periods to differ materially from those expressed. These uncertainties include, but are not necessarily limited to, uncertainties affecting retail generally (such as consumer confidence and demand for auto repair); risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates); dependence on, and competition within, the primary markets in which the Company’s stores are located; the need for, and costs associated with, store renovations and other capital expenditures; and the risks described from time to time in the Company’s SEC reports which include the report on Form 10K for the fiscal year ended March 26, 2005.

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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended Fiscal June
	2005	2004	% Change
		Restated
Sales	$94,625	$87,347	8.3%
Cost of sales, including distribution and occupancy costs	53,922	50,322	7.2

Gross profit	40,703	37,025	9.9
Operating, selling, general and administrative expenses	26,901	25,283	6.4

Operating income	13,802	11,742	17.5
Interest expense, net	882	585	50.7
Other expense, net	425	121

Income before provision for income taxes	12,495	11,036	13.2
Provision for income taxes	4,748	4,194	13.2

Net income	$7,747	$6,842	13.2

Diluted earnings per common share	$.52	$.47	10.6%

Number of stores open (at end of quarter)	625	597
Weighted average number of diluted shares outstanding	14,866	14,520

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	June 25,	March 26,
	2005	2005
Assets
Current assets
Cash	$3,557	$888
Inventories	62,285	59,753
Other current assets	16,848	16,878

Total current assets	82,690	77,519
Property, plant and equipment, net	164,449	164,309
Other noncurrent assets	43,002	43,157

Total assets	$290,141	$284,985

Liabilities and Shareholders’ Equity
Current liabilities	$55,694	$50,361
Long-term debt	47,321	55,438
Other long-term liabilities	11,368	11,697

Total liabilities	114,383	117,496
Total shareholders’ equity	175,758	167,489

Total liabilities and shareholders’ equity	$290,141	$284,985

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